CONTACT:
Marianne V. Pastor
(703) 335-7800

FOR IMMEDIATE RELEASE (EMBARGOED FOR RELEASE UNTIL 6:00 P.M. 6/14/2005)

Williams Industries, Inc.
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Announces Third Quarter Results;
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Reserves Against Tax Asset
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     Manassas, VA. --- June 14, 2005 --- Williams Industries, Inc.
(NASDAQ - WMSI) today announced results for the third quarter of Fiscal 2005. For the three months ended April 30, 2005, the company reported a loss of $3,822,000 or $1.05 per share on revenue of $12,125,000.
This loss includes a $2,589,000 reserve against the company's tax asset, which is in keeping with the company's accounting practices. This compares to earnings of $119,000 or $0.03 per share on revenue of $14,867,000 for the quarter ended April 30, 2004.

For the nine months ended April 30, 2005, the company reported a loss of $5,758,000 or $1.58 per share on revenues of $37,182,000. For the corresponding period in the prior year, the company reported a loss of $321,000 or $0.09 per share on revenues of $40,512,000.

Frank E. Williams, III, the company's president and CEO, said the decision to take the reserve against the company's tax asset was made to "put the clearest picture possible on the company's financial statements". Williams noted that the company, due to on-going operating losses, had been taking partial reserves against the asset for several quarters. "Rather than take a piece-meal approach to this issue, management felt that taking a reserve against the entire asset was in the best interests of the shareholders and the long-term interests of the company," Williams said. "We need to make our Statement of Operations as straight-forward as possible."

In addition to the reserve against the tax asset, the company lost $1,228,000 from operations. This loss was attributed to the company's manufacturing segment, which continues to have difficulties with steel pricing issues. The company's bridge subsidiaries are primarily working on jobs where contracts were awarded prior to the significant price increases that have occurred in the price of steel over the last 18 months.

The manufacturing subsidiaries are also being negatively impacted by the lack of infrastructure legislation. "Until Congress manages to pass new infrastructure legislation, which has been pending since

Williams Industries --- Page Two --- June 14, 2005

September 2003, there will be no major new work to bid. We need new work to have a more profitable mix of jobs in our plants," Williams said.

At April 30, 2005, the Company's backlog was $50.3 million, which is a decrease of approximately $11 million from April 2004 and $10 million from July 31, 2004.

Williams Industries' fiscal year is from August 1 to July 31. The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges.

     This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

     For additional information, please go call the investor relation's office at (703) 335-7800.

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